Exhibit 99.1

For more information, contact:
Albertsons Investor Relations
208/395-6622
Albertsons Public Affairs
208/395-4024
ALBERTSONS ANNOUNCES
SECOND QUARTER 2005 RESULTS
Owned Real Estate Holdings at Center of Continued Operating Strategy
2005 Earnings Guidance Reaffirmed
Boise, Idaho (September 7, 2005) – Albertson’s, Inc. (NYSE:ABS) reported financial results today for its second quarter 2005 which ended August 4, 2005 and explained its Core/Non-Core operating strategy and the role its significant owned real estate holdings will play going forward.
2nd QUARTER RESULTS
Reported net earnings for the quarter were $107 million or $0.29 per diluted share versus net earnings of $104 million or $0.28 per diluted share for last year’s second quarter. Earnings from continuing operations were $110 million or $0.30 per diluted share versus $125 million or $0.34 per diluted share in the same period last year.
Year to date through the first half of fiscal year 2005, reported net earnings reached $207 million or $0.56 per diluted share versus $140 million or $0.38 per diluted share in last year’s first half. First half earnings from continuing operations reached $217 million or $0.59 per diluted share versus $181 million or $0.49 per diluted share in the same period last year.

During the second quarter, total sales reached $10.2 billion, just slightly higher than last year’s second quarter revenue. Revenue was helped by a continuing recovery in Southern California but was pressured by the deflationary impact of continuing price cuts through the company’s “Check The Price” program. The company continued to make investments in improving its price positioning versus non-traditional price competitors during the quarter. Comparable store sales were flat for the quarter and identical store sales fell slightly by (0.1)%.
Gross margin in the quarter declined 21 basis points to 28.04% versus last year’s second quarter at 28.25%. Selling, general and administrative expenses were up 7 basis points from last year’s second quarter at 25.07%. The company stayed on track to meet its $1.25 billion cost reduction goal by the end of fiscal year 2006, recording $31 million in new cost reductions during the second quarter of 2005, bringing the total cost reduction achieved since mid-2001 to $1.085 billion.
Other notable highlights during the second quarter were as follows:
•	Following a successful pilot, the company launched and completed a nationwide rollout of Office Depot branded departments in all 2,500 food and drug stores.

•	Dual branding of the store base continued as 94 new Sav-on or Osco pharmacies were added, bringing the total number of dual branded combination stores to 1,154 at quarter end.

•	Expansion of the successful Renaissance drugstore format continued in both stand alone and combo stores. At quarter end a total of 144 drug stores and drug sections of combo stores featured elements of the Renaissance format.

•	38 new products were introduced under the company’s Equaline and Homelife own brands. In addition, the company’s Essensia premium own brand line of products was successfully launched across the Shaw’s family of stores.

•	An agreement was announced with Take Care Health Centers, LLC to conduct a pilot of in-store health centers in six Osco Drug stores in the greater Kansas City market.
OWNED REAL ESTATE AND GROWING “CORE” DIVISIONS
The company affirmed that it is moving even more aggressively to divest underperforming assets or what it now refers to as “Non-Core” assets. These divestitures would allow it to focus more intently on its growing “Core” asset base. In aggressively pursuing this strategy, the company plans to unlock the significant value that is embedded in the “Non-Core” portion of its owned real estate portfolio. The company pointed out that Albertsons now owns approximately 70 million square feet or 60+% of its nearly 120 million square feet of real estate. This valuable real estate portfolio has been accumulated over the past several decades across its stable of strong local/regional banners, including Shaw’s, Jewel, Sav-on, Acme, Osco and Albertsons in 37 states.

The company is providing this information to give investors better transparency into the company’s real estate holdings and the positive impact they can have on the company’s future. For obvious competitive reasons, the company is articulating its new “Core/Non-Core” asset groups without divulging the specific assets, divisions or properties within each sector. As Non-Core assets are divested and monetized for their real estate/business value...the company, anchored by its Core divisions, expects to emerge as a smaller but more profitable and growing entity.
Larry Johnston, Chairman, CEO and President, said “The announcement Friday that we are exploring our strategic alternatives including a possible sale of the company is important. At the same time, I want to be clear that while we are going through this process we will also be aggressively running this company and continuing to execute on the same strategy that we unveiled when the turnaround began over four years ago. In that regard, we don’t plan to slow down or take any time off! We are now at the point in our turnaround where we are clarifying our end game...preparing to exit even more underperforming markets in order to monetize their embedded real estate and business value for shareowners...driving even harder for operational excellence with programs like Six Sigma and Check The Price. This will enable us to focus on a strong and growing set of “Core” assets that will form a smaller yet more profitable best-in-class company with leading market positions and a very exciting future.”
GUIDANCE
The company reaffirmed its previous guidance for fiscal year 2005 earnings of between $1.37 — $1.47 per diluted share from continuing operations excluding any extraordinary events and also reaffirmed its outlook for positive comparable and identical store sales for fiscal year 2005.
Capital expenditures are now expected to be $300 million lower for the year, or between $1.0 and $1.1 billion, due to a more refined focus on the Core divisions coupled with improvements in both new and remodeled store construction processes as well as productivity improvements in technology investments.
Albertsons is one of the world’s largest food and drug retailers. The Company’s divisions and subsidiaries operate approximately 2,500 stores in 37 states across the U.S. and employ approximately 240,000 associates. Its banners include Albertsons, Acme, Shaw’s, Jewel-Osco, Sav-on Drugs, Osco Drug, and Star Market, as well as Super Saver and Bristol Farms, which are operated independently. For more information about Albertsons, please visit our website at www.albertsons.com.
For purposes of identical and comparable store sales percentages disclosed in this release, the 11 acquired Bristol Farms stores are not included in the Company’s identical or comparable store sales computations and will not be included until the fourth quarter of 2005. Identical stores are defined as stores that have been in operation for both full fiscal periods. Comparable store sales use the same store base as the identical store sales computation but include sales at replacement stores.

Certain statements made in this press release, including statements regarding the Company’s expected financial performance, are forward-looking information as defined in the Private Securities Litigation Reform Act of 1995.
In reviewing such information about the future performance of the Company, it should be kept in mind that actual results may differ materially from those projected or suggested in such forward-looking information since predictions regarding future results of operations and other future events are subject to inherent uncertainties. These statements may relate to, among other things: statements of expectation regarding the results of operations for the Company’s 2005 fiscal year; achieving sales increases and increases in comparable and identical sales; attainment in cost reduction goals; competing effectively; the strategic alternatives being explored by the Company; the Company’s Core/Non-Core operating strategy; and the Company’s five strategic imperatives. These statements are indicated by words or phrases such as “expects,” “plans,” “believes,” “estimate,” “goal” and “guidance”.
Important assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in the forward-looking information include changes in consumer spending; actions taken by new or existing competitors (including nontraditional competitors), particularly those intended to improve their market share (such as pricing and promotional activities); labor negotiations; adverse determinations with respect to, or the need to increase reserves for litigation or other claims (including environmental matters); financial difficulties experienced by third-party insurance providers; employee benefit costs; the Company’s ability to recruit, retain and develop employees; the Company’s ability to develop new stores or complete remodels as rapidly as planned; the Company’s ability to implement new technology successfully; stability of product costs; the Company’s ability to integrate the operations of and realize synergies from acquired or merged companies, including Shaw’s; the Company’s ability to execute the strategic alternatives being explored, including the potential sale of the Company, on commercially acceptable terms or at all; the Company’s ability to execute its restructuring plans, including the ability of the Company to complete the sale of Non-Core assets on commercially acceptable terms or at all; the Company’s ability to achieve its five strategic imperatives; and other factors affecting the Company’s business in or beyond the Company’s control. These other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the cost and stability of energy sources; the continued safety of the products the Company sells; changes in the general economy; changes in interest rates; and the occurrence of natural disasters.
Other factors and assumptions not identified above could also cause the actual results to differ materially from those projected or suggested in the forward-looking information. The Company does not undertake to update forward-looking information contained herein or elsewhere to reflect actual results, changes in predictions, assumptions, estimates or changes in other factors affecting such forward-looking information.

ALBERTSON’S, INC.
(Unaudited — Dollars in millions, except per share amounts)
Consolidated Earnings Statements

	13 Weeks Ended		13 Weeks Ended		26 Weeks Ended		26 Weeks Ended
	August 4, 2005		July 29, 2004		August 4, 2005		July 29, 2004

Sales	$10,188	100.00%	$10,169	100.00%	$20,181	100.00%	$18,781	100.00%
Cost of sales	7,332	71.96	7,297	71.75	14,515	71.93	13,481	71.78

Gross profit	2,856	28.04	2,872	28.25	5,666	28.07	5,300	28.22
Selling, general and administrative expenses	2,554	25.07	2,542	25.00	5,071	25.12	4,778	25.44
Restructuring credits	(1)	(0.01)	(1)	(0.01)	(1)	—	(1)	—

Operating profit	303	2.98	331	3.26	596	2.96	523	2.79
Interest expense, net	149	1.46	132	1.30	281	1.39	235	1.25
Other income, net	(2)	(0.02)	(1)	(0.01)	(3)	(0.01)	(1)	—

Earnings from continuing operations before income taxes	156	1.53	200	1.97	318	1.58	289	1.54
Income tax expense	46	0.45	75	0.74	101	0.50	108	0.58

Earnings from continuing operations	110	1.08	125	1.23	217	1.08	181	0.96
Discontinued operations:
Operating loss	(3)	(0.03)	(9)	(0.09)	(4)	(0.02)	(10)	(0.05)
Loss on disposal	(1)	(0.01)	(25)	(0.24)	(12)	(0.06)	(55)	(0.30)
Income tax benefit	1	0.02	13	0.13	6	0.03	24	0.13

Loss from discontinued operations	(3)	(0.02)	(21)	(0.21)	(10)	(0.05)	(41)	(0.22)

Net earnings	$107	1.06%	$104	1.02%	$207	1.03%	$140	0.74%

Earnings (Loss) Per Share:
Basic
Continuing operations	$0.30		$0.34		$0.59		$0.49
Discontinued operations	(0.01)		(0.06)		(0.03)		(0.11)
Net earnings	0.29		0.28		0.56		0.38

Diluted
Continuing operations	$0.30		$0.34		$0.59		$0.49
Discontinued operations	(0.01)		(0.06)		(0.03)		(0.11)
Net earnings	0.29		0.28		0.56		0.38

Weighted Average
Common Shares Outstanding:
Basic	370		369		370		369
Diluted	371		371		371		371
Percentages or amounts may not sum due to rounding differences.

ALBERTSON’S, INC.
(Unaudited — In millions)
Consolidated Balance Sheet Data

	August 4, 2005	February 3, 2005

Assets
Current Assets:
Cash and cash equivalents	$264	$273
Accounts and notes receivable, net	645	675
Inventories	3,173	3,119
Assets held for sale	34	43
Prepaid and other	233	185

Total Current Assets	4,349	4,295
Land, Buildings and Equipment, net	10,158	10,472
Goodwill	2,284	2,284
Intangibles, net	850	868
Other assets	484	392

Total Assets	$18,125	$18,311

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$2,341	$2,250
Salaries and related liabilities	634	739
Self-insurance	269	263
Current maturities of long-term debt and capital lease obligations	35	238
Other current liabilities	534	595

Total Current Liabilities	3,813	4,085

Long-term debt	5,846	5,792
Capital lease obligations	839	857
Self-insurance	676	632
Other long-term liabilities and deferred credits	1,450	1,524

Stockholders’ Equity
Common stock	368	368
Capital in excess of par	79	66
Retained earnings	5,054	4,987

Total Stockholders’ Equity	5,501	5,421

Total Liabilities and Stockholders’ Equity	$18,125	$18,311

Total Common Shares
Outstanding at End of Period	368	368
Condensed Consolidated Cash Flow Data

	26 Weeks Ended	26 Weeks Ended
	August 4, 2005	July 29, 2004

Cash Flows From Operating Activities:
Net earnings	$207	$140
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	576	522
Net deferred income taxes	(67)	68
Discontinued operations noncash charges	15	66
Other noncash (credits) charges	(14)	40
Changes in operating assets and liabilities	(72)	349

Net cash provided by operating activities	645	1,185

Cash Flows From Investing Activities:
Business acquisitions, net of cash acquired	—	(2,080)
Capital expenditures	(421)	(467)
Proceeds from disposal of land, buildings, equipment, and assets held for sale	134	81
Refundable deposit for tax related liabilities	(81)	—
Other	11	(17)

Net cash used in investing activities	(357)	(2,483)

Cash Flows From Financing Activities:
Proceeds from mandatory convertible security	—	1,150
Net commercial paper activity	52	304
Proceeds from stock options exercised	1	10
Proceeds from long-term borrowings	9	—
Payments on long-term borrowings	(219)	(213)
Mandatory convertible security financing costs	—	(33)
Dividends paid	(140)	(140)

Net cash (used in) provided by financing activities	(297)	1,078

Net decrease in cash and cash equivalents	(9)	(220)
Cash and cash equivalents at beginning of period	273	561

Cash and cash equivalents at end of period	$264	$341